Exhibit 107

Calculation of Filing Fee Tables

424B7

(Form Type)

COCA-COLA CONSOLIDATED, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $1.00 per share	457(r)	1,227,546 shares	$516.19	$633,646,969.74	0.0000927	$58,739.07

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$633,646,969.74		$58,739.07

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$58,739.07

(1)   Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices of Coca-Cola Consolidated, Inc.’s Common Stock as reported on the NASDAQ Global Select Market on June 17, 2022.

(2)   This registration fee table shall be deemed to update the “Calculation of Registration Fee” table in Coca-Cola Consolidated, Inc.’s Registration Statement on Form S-3 (File No. 333-251358) in accordance with Rules 456(b) and 457(r) under the Securities Act.